EXHIBIT 16.1

March 31, 2011

SECURITIES AND EXCHANGE COMMISSION
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re:  1st Financial Services Corporation

File No. 000-53264

We have read the statements made by 1st Financial Services Corporation (copy attached), which were provided to us and which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, dated April 4, 2011, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

CERTIFIED PUBLIC ACCOUNTANTS

Providing Professional Business Advisory & Consulting Services
100 Arbor Drive, Suite 108 • Christiansburg, VA 24073 • 540- 381-9333 • Fax: 540-381-8319 • www.BEcpas.com